SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) : July 3, 2007

Commission File No. 000-49628

TELEPLUS WORLD, CORP.

(Exact name of registrant as specified in its charter)

Nevada	90-0045023
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

6101 Blue Lagoon Drive, Suite 450, Miami, Florida 33126
(Address of principal executive offices)

786-594-3939
(Issuer telephone number)

Teleplus Enterprises, Inc.
7575 Transcanadienne, Suite 305, St-Laurent, Quebec, Canada H4T 1V6
(Former Name and Address)

Item 1.01 Entry into a Material Definitive Agreement.

On July 3, 2007, Teleplus World, Corp. (the “Company”) entered into a certain Securities Purchase Agreement (“SPA”) with Cornell Capital Partners, LP (“Cornell” and together with the Company, the “Parties”) pursuant to which the Company issued to Cornell Three Million Dollars ($3,000,000) in secured convertible debentures (the “Debentures”) of even date with the SPA. The Debentures were fully funded on July 3, 2007. The Debentures are convertible, in whole or in part, at any time and from time to time before maturity at the option of the holder at the lower of (a) $0.035 or (b) ninety-five percent (90%) of the lowest volume weighted average price of common stock for twenty (20) trading days immediately preceding the conversion date. Beginning on August 2, 2007, and continuing on the first Trading Day of each calendar month thereafter, the Company shall make mandatory redemptions (“Mandatory Redemption”) consisting of outstanding principal. The principal amount of each Mandatory Redemption shall be equal to $100,000 per calendar month, until all amounts owed under this Debenture have been paid in full. The Debentures have a term of three (3) years, piggy-back registration rights and accrue interest at a rate equal to twelve percent (12%) per year. The Debentures are secured by certain pledged assets of the Company. The Parties have also entered into an Investor Registration Rights Agreement, pursuant to which the Company has agreed, if required by Cornell, to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, and applicable state securities laws.

The Company used a portion of the proceeds from the sale of the Convertible Debentures to pay the final balloon payment to the former shareholders of Telizon Inc. pursuant to the Share Purchase Agreement dated June 30, 2005 between the former shareholders of Telizon and the Company’s subsidiary Teleplus Connect Corp. (“Teleplus Connect”) in the amount of CDN$1,631,776.00 (the “Telizon Payment”). With this final balloon payment, all obligations of the Company and Teleplus Connect are complete and all security agreements, including that certain Secured Promissory Note of July 18, 2005 issued by Teleplus Connect in favor of the former shareholders of Telizon are null and void. Furthermore, the Company also used a portion of the proceeds to pay the final balloon payment to the former shareholders of 1500536 ONTARIO INC ("One Bill") pursuant to the Share Purchase Agreement dated June 30, 2005 between the former shareholders of One Bill and Teleplus Connect in the amount of CDN$168,224.28 (the “One Bill Payment”). With this final balloon payment, all obligations of the Company and Teleplus Connect are complete and all security agreements, including that certain Secured Promissory Note of July 18, 2005 issued by Teleplus Connect in favor of the former shareholders of One Bill are null and void.

The Company intends to use the remainder of the proceeds for general working purposes to grow its wireless business.

In connection with the SPA the Company also issued Cornell a warrant to purchase 50,000,000 shares of the Company’s common stock at an exercise price of $0.03; a warrant to purchase 30,000,000 shares of the Company’s common stock at an exercise price of $0.05; and issued 4,000,000 restricted shares of the Company’s common stock to Cornell.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Exhibits

Exhibit	Description	Location

10.1	Securities Purchase Agreement, dated July 3, 2007, by and between the Company and Cornell.	Provided herewith

10.2	Form of Secured Convertible Debenture, dated July 3, 2007, issued by the Company to Cornell.	Provided herewith

10.3	Third Amended and Restated Security Agreement, dated July 3, 2007, by and between the Company.	Provided herewith

10.4	Investor Registration Rights Agreement, dated July 3, 2007, by and between the Company and Cornell.	Provided herewith

10.5	Form of Warrant issued to Cornell by the Company dated July 3, 2007 (50,000,000 shares).	Provided herewith

10.6	Form of Warrant issued to Cornell by the Company dated July 3, 2007 (30,000,000 shares).	Provided herewith

10.7	Third Amended and Restated Subsidiary Security Agreement between Teleplus Connect Corp. and Cornell dated July 3, 2007.	Provided herewith

10.8	Third Amended and Restated Subsidiary Security Agreement between Teleplus Wireless, Corp. and Cornell dated July 3, 2007.	Provided herewith

10.9	Third Amended and Restated Pledge and Escrow Agreement by and among Cornell, the Company, Visioneer Holding Group, Inc. and David Gonzalez dated July 3, 2007.	Provided herewith

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Teleplus World, Corp.

July 6, 2007	/s/ Marius Silvasan
Marius Silvasan
Chief Executive Officer

July 6, 2007	/s/ Cris Neely
Cris Neely
Chief Financial Officer